Exhibit 5.2

111 Huntington Avenue Boston, MA 02199 Telephone: 617-239-0100 Fax: 617-227-4420 www.lockelord.com

June 4, 2018

Tampa Electric Company

702 North Franklin Street

Tampa, Florida 33602

Ladies and Gentlemen:

Reference is made to our opinion dated February 28, 2017, and included as Exhibit 5.1 to the Registration Statement on Form S-3 (Registration No. 333-216310) (the “Registration Statement”) filed on February 28, 2017 by Tampa Electric Company (the “Company”), a Florida corporation, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We are rendering this supplemental opinion in connection with the prospectus supplement (the “Prospectus Supplement”) filed on or about June 4, 2018 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of $350,000,000 aggregate principal amount of 4.30% Notes due 2048 (the “Notes”), which Notes are covered by the Registration Statement. The Notes will be issuable under an indenture dated as of July 1, 1998 (the “Base Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as heretofore amended and as supplemented by a Thirteenth Supplemental Indenture between the Company and the Trustee (together with the Base Indenture, the “Indenture”). We understand that the Notes are to be offered and sold in the manner described in the Prospectus Supplement.

We have acted as your counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement. We are familiar with the proceedings of the Board of Directors of the Company in connection with the authorization, issuance and sale of the Notes. We have examined such other documents as we consider necessary to render this opinion. We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We have assumed the legal capacity of each natural person executing any documents or certificates referred to herein, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. This opinion speaks only as of its date, and we undertake no obligation to update it for any subsequent events or legal developments.

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New Orleans | New York | Princeton | Providence | San Francisco | Stamford | Washington DC | West Palm Beach

Tampa Electric Company

June 4, 2018

The opinion rendered herein is limited to New York law, the Florida Business Corporation Act and the federal laws of the United States.

We advise you that, in our opinion, the Notes have been duly authorized by all necessary corporate action of the Company, and when the Notes have been duly executed, authenticated and delivered in accordance with the Indenture relating to the Notes against payment of the agreed consideration therefor and issued and sold as contemplated in the Prospectus Supplement, the Notes will constitute valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ Locke Lord LLP

LOCKE LORD LLP